# SEC Schedule 13G — Beneficial ownership report by passive or exempt holders of more than 5% of a class (short form)

Issuer: Klarna Group plc, CIK 0002003292
CUSIP: G5279N105
Title of class of securities: Ordinary Shares, $0.0001 nominal value
Address of issuer's principal executive offices: 10 York Road, London, United Kingdom (X0), SE1 7ND
Date of event which requires filing of this statement: 09/30/2025
Filed pursuant to Rule 13d-1(d)
Filed by CIK 0001607841

## Reporting persons
- SEQUOIA CAPITAL GF IV SWEDEN, L.P. ("SEQUOIA CAPITAL GF IV SWEDEN"): type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 32,644,255; sole dispositive power 0; shared dispositive power 32,644,255; aggregate amount beneficially owned 32,644,255 (8.7% of the class)
  Comment: Based on a total of 377,255,045 ordinary shares outstanding following completion of the Issuer's initial public offering, as reported in the Issuer's prospectus filed with the Securities and Exchange Commission on September 10, 2025.
- SEQUOIA CAPITAL US GROWTH FUND IV, L.P. ("SC GFIV"): type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 1,676,808; sole dispositive power 0; shared dispositive power 1,676,808; aggregate amount beneficially owned 1,676,808 (0.4% of the class)
  Comment: Based on a total of 377,255,045 ordinary shares outstanding following completion of the Issuer's initial public offering, as reported in the Issuer's prospectus filed with the Securities and Exchange Commission on September 10, 2025.
- SEQUOIA CAPITAL GLOBAL GROWTH FUND, L.P. ("SC GGF"): type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 6,681,432; sole dispositive power 0; shared dispositive power 6,681,432; aggregate amount beneficially owned 6,681,432 (1.8% of the class)
  Comment: Based on a total of 377,255,045 ordinary shares outstanding following completion of the Issuer's initial public offering, as reported in the Issuer's prospectus filed with the Securities and Exchange Commission on September 10, 2025.
- SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND, L.P. ("SC GGF PF"): type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 241,128; sole dispositive power 0; shared dispositive power 241,128; aggregate amount beneficially owned 241,128 (0.1% of the class)
  Comment: Based on a total of 377,255,045 ordinary shares outstanding following completion of the Issuer's initial public offering, as reported in the Issuer's prospectus filed with the Securities and Exchange Commission on September 10, 2025.
- SEQUOIA CAPITAL GLOBAL GROWTH FUND II, L.P. ("SC GGF II"): type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 1,124,940; sole dispositive power 0; shared dispositive power 1,124,940; aggregate amount beneficially owned 1,124,940 (0.3% of the class)
  Comment: Based on a total of 377,255,045 ordinary shares outstanding following completion of the Issuer's initial public offering, as reported in the Issuer's prospectus filed with the Securities and Exchange Commission on September 10, 2025.
- SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND, L.P. ("SC GGF II PF"): type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 13,920; sole dispositive power 0; shared dispositive power 13,920; aggregate amount beneficially owned 13,920 (0.1% of the class)
  Comment: Based on a total of 377,255,045 ordinary shares outstanding following completion of the Issuer's initial public offering, as reported in the Issuer's prospectus filed with the Securities and Exchange Commission on September 10, 2025.
- SEQUOIA CAPITAL GLOBAL GROWTH FUND III - ENDURANCE PARTNERS, L.P. ("SC GGF III"): type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 6,130,908; sole dispositive power 0; shared dispositive power 6,130,908; aggregate amount beneficially owned 6,130,908 (1.6% of the class)
  Comment: Based on a total of 377,255,045 ordinary shares outstanding following completion of the Issuer's initial public offering, as reported in the Issuer's prospectus filed with the Securities and Exchange Commission on September 10, 2025.
- SEQUOIA CAPITAL US/E EXPANSION FUND I, L.P. ("SC EXP I"): type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 6,515,820; sole dispositive power 0; shared dispositive power 6,515,820; aggregate amount beneficially owned 6,515,820 (1.7% of the class)
  Comment: Based on a total of 377,255,045 ordinary shares outstanding following completion of the Issuer's initial public offering, as reported in the Issuer's prospectus filed with the Securities and Exchange Commission on September 10, 2025.
- SCGF IV MANAGEMENT, L.P. ("SCGF IV MGMT"): type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 34,321,063; sole dispositive power 0; shared dispositive power 34,321,063; aggregate amount beneficially owned 34,321,063 (9.1% of the class)
  Comment: 34,321,063 shares, of which 32,644,255 shares are directly owned by SEQUOIA CAPITAL GF IV SWEDEN and 1,676,808 shares are directly owned by SC GFIV. SCGF IV MGMT is the general partner of SEQUOIA CAPITAL GF IV SWEDEN and SC GFIV.
  
  Based on a total of 377,255,045 ordinary shares outstanding following completion of the Issuer's initial public offering, as reported in the Issuer's prospectus filed with the Securities and Exchange Commission on September 10, 2025.
- SCGGF MANAGEMENT, L.P. ("SCGGF MGMT"): type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 6,922,560; sole dispositive power 0; shared dispositive power 6,922,560; aggregate amount beneficially owned 6,922,560 (1.8% of the class)
  Comment: 6,922,560 shares, of which 6,681,432 shares are directly owned by SC GGF and 241,128 shares are directly owned by SC GGF PF. SCGGF MGMT is the general partner of SC GGF and SC GGF PF.
  
  Based on a total of 377,255,045 ordinary shares outstanding following completion of the Issuer's initial public offering, as reported in the Issuer's prospectus filed with the Securities and Exchange Commission on September 10, 2025.
- SC GLOBAL GROWTH II MANAGEMENT, L.P. ("SC GLOBAL GROWTH II MANAGEMENT"): type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 1,138,860; sole dispositive power 0; shared dispositive power 1,138,860; aggregate amount beneficially owned 1,138,860 (0.3% of the class)
  Comment: 1,138,860 shares, of which 1,124,940 shares are directly owned by SC GGF II and 13,920 shares are directly owned by SC GGF II PF. SC GLOBAL GROWTH II MANAGEMENT is the general partner of SC GGF II and SC GGF II PF.
  
  Based on a total of 377,255,045 ordinary shares outstanding following completion of the Issuer's initial public offering, as reported in the Issuer's prospectus filed with the Securities and Exchange Commission on September 10, 2025.
- SCGGF III - ENDURANCE PARTNERS MANAGEMENT, L.P. ("SC GGF III MGMT"): type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 6,130,908; sole dispositive power 0; shared dispositive power 6,130,908; aggregate amount beneficially owned 6,130,908 (1.6% of the class)
  Comment: 6,130,908 shares, of which 6,130,908 shares are directly owned by SC GGF III. SC GGF III MGMT is the general partner of SC GGF III.
  
  Based on a total of 377,255,045 ordinary shares outstanding following completion of the Issuer's initial public offering, as reported in the Issuer's prospectus filed with the Securities and Exchange Commission on September 10, 2025.
- SC US/E EXPANSION FUND I MANAGEMENT, L.P. ("SC EXP MGMT"): type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 6,515,820; sole dispositive power 0; shared dispositive power 6,515,820; aggregate amount beneficially owned 6,515,820 (1.7% of the class)
  Comment: 6,515,820 shares, of which 6,515,820 shares are directly owned by SC EXP I. SC EXP MGMT is the general partner of SC EXP I.
  
  Based on a total of 377,255,045 ordinary shares outstanding following completion of the Issuer's initial public offering, as reported in the Issuer's prospectus filed with the Securities and Exchange Commission on September 10, 2025.
- SC US (TTGP), LTD. ("SC US (TTGP)"): type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 55,029,211; sole dispositive power 0; shared dispositive power 55,029,211; aggregate amount beneficially owned 55,029,211 (14.6% of the class)
  Comment: 55,029,211 shares, of which 32,644,255 shares are directly owned by SEQUOIA CAPITAL GF IV SWEDEN, 1,676,808 shares are directly owned by SC GFIV, 6,681,432 shares are directly owned by SC GGF, 241,128 shares are directly owned by SC GGF PF, 1,124,940 shares are directly owned by SC GGF II, 13,920 shares are directly owned by SC GGF II PF, 6,130,908 shares are directly owned by SC GGF III, and 6,515,820 shares are directly owned by SC EXP I. SCGF IV MGMT is the general partner of SEQUOIA CAPITAL GF IV SWEDEN and SC GFIV. SCGGF MGMT is the general partner of SC GGF and SC GGF PF. SC GLOBAL GROWTH II MANAGEMENT is the general partner of SC GGF II and SC GGF II PF. SC GGF III MGMT is the general partner of SC GGF III. SC EXP MGMT is the general partner of SC EXP I. The General Partner of SCGF IV MGMT, SCGGF MGMT, SC GLOBAL GROWTH II MANAGEMENT, SC GGF III MGMT, and SC EXP MGMT is SC US (TTGP).
  
  Based on a total of 377,255,045 ordinary shares outstanding following completion of the Issuer's initial public offering, as reported in the Issuer's prospectus filed with the Securities and Exchange Commission on September 10, 2025.
- DOUGLAS LEONE ("DL"): type of reporting person: individual (IN); citizenship or place of organization: United States (X1); sole voting power 0; shared voting power 14,192,328; sole dispositive power 0; shared dispositive power 14,192,328; aggregate amount beneficially owned 14,192,328 (3.8% of the class)
  Comment: 14,192,328 shares, of which 6,681,432 shares are directly owned by SC GGF, 241,128 shares are directly owned by SC GGF PF, 1,124,940 shares are directly owned by SC GGF II, 13,920 shares are directly owned by SC GGF II PF, and 6,130,908 shares are directly owned by SC GGF III. SCGGF MGMT is the general partner of SC GGF and SC GGF PF. SC GLOBAL GROWTH II MANAGEMENT is the general partner of SC GGF II and SC GGF II PF. SC GGF III MGMT is the general partner of SC GGF III. The general partner of SCGGF MGMT, SC GLOBAL GROWTH II MANAGEMENT, and SC GGF III MGMT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SC GGF PF and SC GGF, are Messrs. DL and JG. The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SC GGF II, SC GGF II PF, and SC GGF III, are Messrs. DL and RB.
  
  Based on a total of 377,255,045 ordinary shares outstanding following completion of the Issuer's initial public offering, as reported in the Issuer's prospectus filed with the Securities and Exchange Commission on September 10, 2025.
- ROELOF BOTHA ("RB"): type of reporting person: individual (IN); citizenship or place of organization: United States (X1); sole voting power 0; shared voting power 7,269,768; sole dispositive power 0; shared dispositive power 7,269,768; aggregate amount beneficially owned 7,269,768 (1.9% of the class)
  Comment: 7,269,768 shares, of which 1,124,940 shares are directly owned by SC GGF II, 13,920 shares are directly owned by SC GGF II PF, and 6,130,908 shares are directly owned by SC GGF III. SC GLOBAL GROWTH II MANAGEMENT is the general partner of SC GGF II and SC GGF II PF. SC GGF III MGMT is the general partner of SC GGF III. The general partner of SC GLOBAL GROWTH II MANAGEMENT and SC GGF III MGMT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SC GGF II, SC GGF II PF, and SC GGF III, are Messrs. DL and RB.
  
  Based on a total of 377,255,045 ordinary shares outstanding following completion of the Issuer's initial public offering, as reported in the Issuer's prospectus filed with the Securities and Exchange Commission on September 10, 2025.
- JAMES GOETZ ("JG"): type of reporting person: individual (IN); citizenship or place of organization: United States (X1); sole voting power 0; shared voting power 6,922,560; sole dispositive power 0; shared dispositive power 6,922,560; aggregate amount beneficially owned 6,922,560 (1.8% of the class)
  Comment: 6,922,560 shares, of which 6,681,432 shares are directly owned by SC GGF and 241,128 shares are directly owned by SC GGF PF. SCGGF MGMT is the general partner of SC GGF and SC GGF PF. The general partner of SCGGF MGMT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SC GGF PF, and SC GGF, are Messrs. DL and JG.
  
  Based on a total of 377,255,045 ordinary shares outstanding following completion of the Issuer's initial public offering, as reported in the Issuer's prospectus filed with the Securities and Exchange Commission on September 10, 2025.

## Item 1. Issuer
Name of issuer: Klarna Group plc
Address of issuer's principal executive offices: 10 York Road, London, SE1 7ND, United Kingdom

## Item 2. Person Filing
Name of person filing:
Sequoia Capital GF IV Sweden, L.P.
Sequoia Capital US Growth Fund IV, L.P.
Sequoia Capital Global Growth Fund, L.P.
Sequoia Capital Global Growth Principals Fund, L.P.
Sequoia Capital Global Growth Fund II, L.P.
Sequoia Capital Global Growth II Principals Fund, L.P.
Sequoia Capital Global Growth Fund III - Endurance Partners, L.P.
Sequoia Capital US/E Expansion Fund I, L.P.
SCGF IV Management, L.P.
SCGGF Management, L.P.
SC Global Growth II Management, L.P.
SCGGF III - Endurance Partners Management, L.P.
SC US/E Expansion Fund I Management, L.P.
SC US (TTGP), Ltd.
Douglas Leone
Roelof Botha
James Goetz
Address of principal business office or, if none, residence: 2800 Sand Hill Road, Suite 101, Menlo Park, CA 94025
Citizenship: Sequoia Capital GF IV Sweden, L.P., Sequoia Capital US Growth Fund IV, L.P., Sequoia Capital Global Growth Fund, L.P., Sequoia Capital Global Growth Principals Fund, L.P., Sequoia Capital Global Growth Fund II, L.P., Sequoia Capital Global Growth II Principals Fund, L.P., Sequoia Capital Global Growth Fund III - Endurance Partners, L.P., Sequoia Capital US/E Expansion Fund I, L.P., L.P., SCGF IV Management, L.P., SCGGF Management, L.P., SC Global Growth II Management, L.P., SCGGF III - Endurance Partners Management, L.P., SC US/E Expansion Fund I Management, L.P., and SC US (TTGP), Ltd. are each organized under the laws of the Cayman Islands. Douglas Leone, Roelof Botha and James Goetz are citizens of the USA.

## Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), type of person filing
Not applicable.

## Item 4. Ownership
Amount beneficially owned:
55,029,211 ordinary shares, of which 32,644,255 shares are directly owned by SEQUOIA CAPITAL GF IV SWEDEN, 1,676,808 shares are directly owned by SC GFIV, 6,681,432 shares are directly owned by SC GGF, 241,128 shares are directly owned by SC GGF PF, 1,124,940 shares are directly owned by SC GGF II, 13,920 shares are directly owned by SC GGF II PF, 6,130,908 shares are directly owned by SC GGF III, and 6,515,820 shares are directly owned by SC EXP I. SCGF IV MGMT is the general partner of SEQUOIA CAPITAL GF IV SWEDEN and SC GFIV. SCGGF MGMT is the general partner of SC GGF and SC GGF PF. SC GLOBAL GROWTH II MANAGEMENT is the general partner of SC GGF II and SC GGF II PF. SC GGF III MGMT is the general partner of SC GGF III. SC EXP MGMT is the general partner of SC EXP I. The General Partner of SCGF IV MGMT, SCGGF MGMT, SC GLOBAL GROWTH II MANAGEMENT, SC GGF III MGMT, and SC EXP MGMT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SC GGF PF and SC GGF, are Messrs. DL and JG. The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SC GGF II, SC GGF II PF, and SC GGF III, are Messrs. DL and RB.

Additionally, each Reporting Person beneficially owns a number of shares of the Issuer's Class B shares equivalent to the number of ordinary shares beneficially owned by such Reporting Person. Each Class B share is entitled to 10 votes per share. Class B shares are not transferable and are not exchangeable for or convertible into ordinary shares. Following certain transfers of interests in ordinary shares by holders of Class B shares or their affiliates, a related number of Class B shares will automatically convert into deferred shares, which have no voting rights. Class B shares automatically convert into deferred shares in certain other circumstances as well.
Percent of class: 14.6%. Based on a total of 377,255,045 ordinary shares outstanding following completion of the Issuer's initial public offering, as reported in the Issuer's prospectus filed with the Securities and Exchange Commission on September 10, 2025.
Sole power to vote or to direct the vote: 0
Shared power to vote or to direct the vote:
SEQUOIA CAPITAL GF IV SWEDEN, L.P.: 32,644,255
SEQUOIA CAPITAL US GROWTH FUND IV, L.P.: 1,676,808
SEQUOIA CAPITAL GLOBAL GROWTH FUND, L.P.: 6,681,432
SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND, L.P.: 241,128
SEQUOIA CAPITAL GLOBAL GROWTH FUND II, L.P.: 1,124,940
SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND, L.P.: 13,920
SEQUOIA CAPITAL GLOBAL GROWTH FUND III - ENDURANCE PARTNERS, L.P.: 6,130,908
SEQUOIA CAPITAL US/E EXPANSION FUND I, L.P.: 6,515,820
SCGF IV MANAGEMENT, L.P.: 34,321,063 ordinary shares, of which 32,644,255 shares are directly owned by SEQUOIA CAPITAL GF IV SWEDEN and 1,676,808 shares are directly owned by SC GFIV. SCGF IV MGMT is the general partner of SEQUOIA CAPITAL GF IV SWEDEN and SC GFIV.
SCGGF MANAGEMENT, L.P.: 6,922,560 shares, of which 6,681,432 shares are directly owned by SC GGF and 241,128 shares are directly owned by SC GGF PF. SCGGF MGMT is the general partner of SC GGF and SC GGF PF.
SC GLOBAL GROWTH II MANAGEMENT, L.P.: 1,138,860 ordinary shares, of which 1,124,940 shares are directly owned by SC GGF II and 13,920 shares are directly owned by SC GGF II PF. SC GLOBAL GROWTH II MANAGEMENT is the general partner of SC GGF II and SC GGF II PF.
SCGGF III - ENDURANCE PARTNERS MANAGEMENT, L.P.: 6,130,908 ordinary shares, of which 6,130,908 shares are directly owned by SC GGF III. SC GGF III MGMT is the general partner of SC GGF III.
SC US/E EXPANSION FUND I MANAGEMENT, L.P.: 6,515,820 ordinary shares, of which 6,515,820 shares are directly owned by SC EXP I. SC EXP MGMT is the general partner of SC EXP I.
SC US (TTGP), LTD.: 55,029,211 ordinary shares, of which 32,644,255 shares are directly owned by SEQUOIA CAPITAL GF IV SWEDEN, 1,676,808 shares are directly owned by SC GFIV, 6,681,432 shares are directly owned by SC GGF, 241,128 shares are directly owned by SC GGF PF, 1,124,940 shares are directly owned by SC GGF II, 13,920 shares are directly owned by SC GGF II PF, 6,130,908 shares are directly owned by SC GGF III, and 6,515,820 shares are directly owned by SC EXP I. SCGF IV MGMT is the general partner of SEQUOIA CAPITAL GF IV SWEDEN and SC GFIV. SCGGF MGMT is the general partner of SC GGF and SC GGF PF. SC GLOBAL GROWTH II MANAGEMENT is the general partner of SC GGF II and SC GGF II PF. SC GGF III MGMT is the general partner of SC GGF III. SC EXP MGMT is the general partner of SC EXP I. The General Partner of SCGF IV MGMT, SCGGF MGMT, SC GLOBAL GROWTH II MANAGEMENT, SC GGF III MGMT, and SC EXP MGMT is SC US (TTGP).
DOUGLAS LEONE: 14,192,328 ordinary shares, of which 6,681,432 shares are directly owned by SC GGF, 241,128 shares are directly owned by SC GGF PF, 1,124,940 shares are directly owned by SC GGF II, 13,920 shares are directly owned by SC GGF II PF, and 6,130,908 shares are directly owned by SC GGF III. SCGGF MGMT is the general partner of SC GGF and SC GGF PF. SC GLOBAL GROWTH II MANAGEMENT is the general partner of SC GGF II and SC GGF II PF. SC GGF III MGMT is the general partner of SC GGF III. The general partner of SCGGF MGMT, SC GLOBAL GROWTH II MANAGEMENT, and SC GGF III MGMT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SC GGF PF and SC GGF are Messrs. DL and JG. The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SC GGF II, SC GGF II PF, and SC GGF III, are Messrs. DL and RB.
ROELOF BOTHA: 7,269,768 ordinary shares, of which 1,124,940 shares are directly owned by SC GGF II, 13,920 shares are directly owned by SC GGF II PF, and 6,130,908 shares are directly owned by SC GGF III. SC GLOBAL GROWTH II MANAGEMENT is the general partner of SC GGF II and SC GGF II PF. SC GGF III MGMT is the general partner of SC GGF III. The general partner of SC GLOBAL GROWTH II MANAGEMENT and SC GGF III MGMT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SC GGF II, SC GGF II PF, and SC GGF III, are Messrs. DL and RB.
JAMES GOETZ: 6,922,560 ordinary shares, of which 6,681,432 shares are directly owned by SC GGF and 241,128 shares are directly owned by SC GGF PF. SCGGF MGMT is the general partner of SC GGF and SC GGF PF. The general partner of SCGGF MGMT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SC GGF PF, and SC GGF, are Messrs. DL and JG.

Additionally, each Reporting Person has shared power to vote a number of shares of the Issuer's Class B shares equivalent to the number of ordinary shares such Reporting Person has shared power to vote. Each Class B share is entitled to 10 votes per share. Class B shares are not transferable and are not exchangeable for or convertible into ordinary shares. Following certain transfers of interests in ordinary shares by holders of Class B shares or their affiliates, a related number of Class B shares will automatically convert into deferred shares, which have no voting rights. Class B shares automatically convert into deferred shares in certain other circumstances as well.
Sole power to dispose or to direct the disposition: 0
Shared power to dispose or to direct the disposition:
SEQUOIA CAPITAL GF IV SWEDEN, L.P.: 32,644,255
SEQUOIA CAPITAL US GROWTH FUND IV, L.P.: 1,676,808
SEQUOIA CAPITAL GLOBAL GROWTH FUND, L.P.: 6,681,432
SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND, L.P.: 241,128
SEQUOIA CAPITAL GLOBAL GROWTH FUND II, L.P.: 1,124,940
SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND, L.P.: 13,920
SEQUOIA CAPITAL GLOBAL GROWTH FUND III - ENDURANCE PARTNERS, L.P.: 6,130,908
SEQUOIA CAPITAL US/E EXPANSION FUND I, L.P.: 6,515,820
SCGF IV MANAGEMENT, L.P.: 34,321,063 ordinary shares, of which 32,644,255 shares are directly owned by SEQUOIA CAPITAL GF IV SWEDEN and 1,676,808 shares are directly owned by SC GFIV. SCGF IV MGMT is the general partner of SEQUOIA CAPITAL GF IV SWEDEN and SC GFIV.
SCGGF MANAGEMENT, L.P.: 6,922,560 shares, of which 6,681,432 shares are directly owned by SC GGF and 241,128 shares are directly owned by SC GGF PF. SCGGF MGMT is the general partner of SC GGF and SC GGF PF.
SC GLOBAL GROWTH II MANAGEMENT, L.P.: 1,138,860 ordinary shares, of which 1,124,940 shares are directly owned by SC GGF II and 13,920 shares are directly owned by SC GGF II PF. SC GLOBAL GROWTH II MANAGEMENT is the general partner of SC GGF II and SC GGF II PF.
SCGGF III - ENDURANCE PARTNERS MANAGEMENT, L.P.: 6,130,908 ordinary shares, of which 6,130,908 shares are directly owned by SC GGF III. SC GGF III MGMT is the general partner of SC GGF III.
SC US/E EXPANSION FUND I MANAGEMENT, L.P.: 6,515,820 ordinary shares, of which 6,515,820 shares are directly owned by SC EXP I. SC EXP MGMT is the general partner of SC EXP I.
SC US (TTGP), LTD.: 55,029,211 ordinary shares, of which 32,644,255 shares are directly owned by SEQUOIA CAPITAL GF IV SWEDEN, 1,676,808 shares are directly owned by SC GFIV, 6,681,432 shares are directly owned by SC GGF, 241,128 shares are directly owned by SC GGF PF, 1,124,940 shares are directly owned by SC GGF II, 13,920 shares are directly owned by SC GGF II PF, 6,130,908 shares are directly owned by SC GGF III, and 6,515,820 shares are directly owned by SC EXP I. SCGF IV MGMT is the general partner of SEQUOIA CAPITAL GF IV SWEDEN and SC GFIV. SCGGF MGMT is the general partner of SC GGF and SC GGF PF. SC GLOBAL GROWTH II MANAGEMENT is the general partner of SC GGF II and SC GGF II PF. SC GGF III MGMT is the general partner of SC GGF III. SC EXP MGMT is the general partner of SC EXP I. The General Partner of SCGF IV MGMT, SCGGF MGMT, SC GLOBAL GROWTH II MANAGEMENT, SC GGF III MGMT, and SC EXP MGMT is SC US (TTGP).
DOUGLAS LEONE: 14,192,328 ordinary shares, of which 6,681,432 shares are directly owned by SC GGF, 241,128 shares are directly owned by SC GGF PF, 1,124,940 shares are directly owned by SC GGF II, 13,920 shares are directly owned by SC GGF II PF, and 6,130,908 shares are directly owned by SC GGF III. SCGGF MGMT is the general partner of SC GGF and SC GGF PF. SC GLOBAL GROWTH II MANAGEMENT is the general partner of SC GGF II and SC GGF II PF. SC GGF III MGMT is the general partner of SC GGF III. The general partner of SCGGF MGMT, SC GLOBAL GROWTH II MANAGEMENT, and SC GGF III MGMT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SC GGF PF and SC GGF are Messrs. DL and JG. The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SC GGF II, SC GGF II PF, and SC GGF III, are Messrs. DL and RB.
ROELOF BOTHA: 7,269,768 ordinary shares, of which 1,124,940 shares are directly owned by SC GGF II, 13,920 shares are directly owned by SC GGF II PF, and 6,130,908 shares are directly owned by SC GGF III. SC GLOBAL GROWTH II MANAGEMENT is the general partner of SC GGF II and SC GGF II PF. SC GGF III MGMT is the general partner of SC GGF III. The general partner of SC GLOBAL GROWTH II MANAGEMENT and SC GGF III MGMT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SC GGF II, SC GGF II PF, and SC GGF III, are Messrs. DL and RB.
JAMES GOETZ: 6,922,560 ordinary shares, of which 6,681,432 shares are directly owned by SC GGF and 241,128 shares are directly owned by SC GGF PF. SCGGF MGMT is the general partner of SC GGF and SC GGF PF. The general partner of SCGGF MGMT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SC GGF PF, and SC GGF, are Messrs. DL and JG.

Additionally, each Reporting Person beneficially owns a number of shares of the Issuer's Class B shares equivalent to the number of ordinary shares beneficially owned by such Reporting Person. Each Class B share is entitled to 10 votes per share. Class B shares are not transferable and are not exchangeable for or convertible into ordinary shares. Following certain transfers of interests in ordinary shares by holders of Class B shares or their affiliates, a related number of Class B shares will automatically convert into deferred shares, which have no voting rights. Class B shares automatically convert into deferred shares in certain other circumstances as well.

## Item 5. Ownership of 5 Percent or Less of a Class
Not applicable.

## Item 6. Ownership of More than 5 Percent on Behalf of Another Person
Not applicable.

## Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person
Not applicable.

## Item 8. Identification and Classification of Members of the Group
Not applicable.

## Item 9. Notice of Dissolution of Group
Not applicable.

## Item 10. Certifications
Not applicable.

## Signatures
- SEQUOIA CAPITAL GF IV SWEDEN, L.P. ("SEQUOIA CAPITAL GF IV SWEDEN"): /s/ Jung Yeon Son, Jung Yeon Son, Authorized Signatory (11/13/2025)
- SEQUOIA CAPITAL US GROWTH FUND IV, L.P. ("SC GFIV"): /s/ Jung Yeon Son, Jung Yeon Son, Authorized Signatory (11/13/2025)
- SEQUOIA CAPITAL GLOBAL GROWTH FUND, L.P. ("SC GGF"): /s/ Jung Yeon Son, Jung Yeon Son, Authorized Signatory (11/13/2025)
- SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND, L.P. ("SC GGF PF"): /s/ Jung Yeon Son, Jung Yeon Son, Authorized Signatory (11/13/2025)
- SEQUOIA CAPITAL GLOBAL GROWTH FUND II, L.P. ("SC GGF II"): /s/ Jung Yeon Son, Jung Yeon Son, Authorized Signatory (11/13/2025)
- SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND, L.P. ("SC GGF II PF"): /s/ Jung Yeon Son, Jung Yeon Son, Authorized Signatory (11/13/2025)
- SEQUOIA CAPITAL GLOBAL GROWTH FUND III - ENDURANCE PARTNERS, L.P. ("SC GGF III"): /s/ Jung Yeon Son, Jung Yeon Son, Authorized Signatory (11/13/2025)
- SEQUOIA CAPITAL US/E EXPANSION FUND I, L.P. ("SC EXP I"): /s/ Jung Yeon Son, Jung Yeon Son, Authorized Signatory (11/13/2025)
- SCGF IV MANAGEMENT, L.P. ("SCGF IV MGMT"): /s/ Jung Yeon Son, Jung Yeon Son, Authorized Signatory (11/13/2025)
- SCGGF MANAGEMENT, L.P. ("SCGGF MGMT"): /s/ Jung Yeon Son, Jung Yeon Son, Authorized Signatory (11/13/2025)
- SC GLOBAL GROWTH II MANAGEMENT, L.P. ("SC GLOBAL GROWTH II MANAGEMENT"): /s/ Jung Yeon Son, Jung Yeon Son, Authorized Signatory (11/13/2025)
- SCGGF III - ENDURANCE PARTNERS MANAGEMENT, L.P. ("SC GGF III MGMT"): /s/ Jung Yeon Son, Jung Yeon Son, Authorized Signatory (11/13/2025)
- SC US/E EXPANSION FUND I MANAGEMENT, L.P. ("SC EXP MGMT"): /s/ Jung Yeon Son, Jung Yeon Son, Authorized Signatory (11/13/2025)
- SC US (TTGP), LTD. ("SC US (TTGP)"): /s/ Jung Yeon Son, Jung Yeon Son, Authorized Signatory (11/13/2025)
- DOUGLAS LEONE ("DL"): /s/ Douglas Leone, Douglas Leone (11/13/2025)
- ROELOF BOTHA ("RB"): /s/ Roelof Botha, Roelof Botha (11/13/2025)
- JAMES GOETZ ("JG"): /s/ James Goetz, James Goetz (11/13/2025)